Exhibit 4.59
Private & confidential
Dated: 17th March. 2009
ADVENTURE NINE S.A.
(as owner)
and
FBB-FIRST BUSINESS BANK S.A.
(as mortgagee)
DEED OF AMENDMENT
OF THE DEED OF COVENANT
dated 2nd April, 2008 collateral to the
First Priority Statutory Vessel Mortgage over
the Bahamian flag M/V “FREE IMPALA”
Theo V. Sioufas & Co.
Law Offices
Piraeus

DEED OF AMENDMENT OF DEED OF COVENANT
M/V “FREE IMPALA”
Under the Flag of the Commonwealth of the Bahamas
THIS DEED is made this 17th day of March, 2009 BETWEEN:
(1)	ADVENTURE NINE S.A., a corporation incorporated and validly existing under the laws of the Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the “Owner”) (which expression shall include its successors and permitted assigns) and

(2)	FBB-FIRST BUSINESS BANK S.A., a bank incorporated in the Republic of Greece with its head office at 91 Michalakopoulou Street, 11528 Athens, Greece, acting except otherwise herein provided, through its office at 62, Notara and Sotiros Dios streets, 185 35 Piraeus, Greece (hereinafter called the “Mortgagee” which expression shall include its successors and assigns).
WHEREAS:
(A)	The Owner is the absolute and unencumbered legal and beneficial owner of the sixty-four sixty-fourth shares of and in the motor vessel “FREE IMPALA” built by Shanghai Shipyard, in 1997, lawfully and permanently registered under Bahamas flag in the Ships’ Register of the Port of Nassau and having Official No. 8000947, Call Sign C6UF9, IMO No.: 9138680, of 15888 gross tonnage and 8036 net tonnage, propelled by a diesel internal combustion engine of 6074 KW, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described ship (the said Ship together with all aforesaid is hereinafter called the “Ship”).

(B)	by a Loan Agreement (the “Principal Agreement”) dated 31st March, 2008 and made between (a) the Mortgagee (therein described as the “Bank”), as lender and (b) the Owner, as borrower (therein called the “Borrower”), the Mortgagee agreed, subject to and upon the terms and conditions therein contained, to make available to the Owner, a term loan facility of up to United States Dollars twenty six million two hundred and fifty thousand (US$26,250,000) (the “Loan”) for the purposes therein specified and as at the date hereof the outstanding principal amount which remains due to the Mortgagee in respect of the Loan is United States Dollars twenty four million (US$24,000,000), which the Owner hereby acknowledges and confirms.

(C)	The Owner in order to secure the repayment of the said principal amount of the said loan facility executed and delivered in favour of the Mortgagee the First Priority Statutory Ship Mortgage on the Ship dated the 2nd April, 2008, in favour of the Mortgagee which was registered in the appropriate mortgage books by the Registrar of Bahamian Ships on the 2nd April, 2008 at 10:16 hours as
Mortgage “B” (the
[ILLEGIBLE]

“Mortgage”) and a Deed of Covenant supplemental to the Mortgage (the “Deed of Covenant”) bearing even date to the Mortgage.

(D)	By (a) a First Supplemental Agreement (the “First Supplemental Agreement”) dated 17th March, 2009 made between (inter alios) the Owner and the Mortgagee (the Principle Agreement as supplemented and amended by the First Supplemental Agreement and as the same may from time to time be amended and/or supplemented hereinafter referred to as the “Loan Agreement”), supplemental and amendatory to the Principal Agreement, the Mortgagee, at the request of (inter alia) the Owner, agreed to amend the terms and conditions of the Principal Agreement so as to, among others, increase the Margin applicable to the Loan from 1.375% to 2%; and

(E)	the Owner and the Mortgagee wish by this Deed of Amendment to amend the Deed of Covenant.
NOW THEREFORE, the parties hereto agree and covenant as follows:
1.	Recital (B) of the Deed of Covenant is hereby amended to read as follows:
“(B)	“By a Loan Agreement (which as the same may from time to time be supplemented and/or amended hereinafter called the “Principal Agreement”) dated 31st March, 2008 and made between (A) the Owner, as borrower (therein called the “Borrower”) and (B) the Mortgagee, as lender (therein called the “Bank”) the Mortgagee agreed to make available to the Borrower and under the terms and conditions set forth therein, a secured floating interest rate loan facility in the sum of up to United States Dollars twenty six million two hundred and fifty thousand (US$26,250,000) (the “Commitment”) for the purposes therein specified.”.
2.	A new Recital (C) is hereby inserted in the Deed of Covenant (and the rest of the Recitals in the Deed of Covenant are renumbered as required) reading as follows:
“(C)	By a First Supplemental Agreement to Loan Agreement (the “Principal Agreement”) dated 17th March, 2009 (the “First Supplemental Agreement”), made between (inter alios) the Owner and the Mortgagee (the Principle Agreement as supplemented and amended by the First Supplemental Agreement and/or as the same may from time to time be amended and/or supplemented hereinafter called the Loan Agreement”), supplemental to and amendatory of the Principal Agreement, the Mortgagee agreed (inter alia), upon the terms and conditions therein set forth, to further amend the terms and conditions of the Principal Agreement as therein provided.
3.	Definition “Loan Agreement” is hereby amended to read as follows:
“ “Loan Agreement” means the Loan Agreement dated 31st March, 2008 mentioned in Recital (B) hereto as amended by the First Supplemental Agreement and/or as the same may from time to time hereafter be further amended and/or supplemented;”
4.	Clause 2.2 of the Deed of Covenants is hereby amended to read as follows:
“The Owner will pay in accordance with Clause 3.1 of the Loan Agreement to the Mortgagee interest on the Loan calculated on the actual number of days elapsed and on the basis of a 360 day year for each Interest Period relative thereto at the annual rate of interest which is conclusively certified by the
[ILLEGIBLE]

Mortgagee to be the aggregate of (i) two points (2%) (the “Margin”) and (ii) the rate per annum determined by the Mortgagee to be equal to the London Interbank Offered Rate shown on Page 3750 of the Telerate Service for deposits in United States Dollars in amounts comparable to the amount of the Loan for such Interest Period at or about 11:00 a.m. (London time) two (2) business days prior to the commencement of such Interest Period (the “LIBOR”). Such interest shall be paid in arrears on the last day of each Interest Period, provided that, in the case of an Interest Period during which one or more Repayment Date(s) fall(s), interest accruing during such Interest Period shall be payable on each such Repayment Date and on the last day of such Interest Period;

Provided however, that the rate of interest for the Loan or the method of computation thereof may be varied in accordance with Clause 3.6 of the Loan Agreement; and

Provided always, that the actual method of calculating the Interest Rate payable in respect of the Loan or any part thereof and the dates for the payment thereof shall be governed by the relevant provisions of the Loan Agreement.””
5.	All terms and expressions not defined herein shall have the same meanings given to them in the Agreement and/or the Deed of Covenant.
Otherwise all other terms and provisions of the Deed of Covenant remain unaltered and in full force and effect.
IN WITNESS WHEREOF this Deed of Amendment was executed on the date and at the place first above written.

THE OWNER

Signed and Delivered as a Deed By /s/ Ion Varouxakis		)	/s/ Ion Varouxakis
for and on behalf of ADVENTURE NINE S.A.		)
)
Witness	/s/ Ioannis Fassolis	)
)
Name:	Ioannis Fassolis	)
Address:	15 Sachtouri Street, Piraeus, Greece
Occupation: Attorney-at-Law

of Marshall Islands, in the presence of:

THE MORTGAGEE

EXECUTED as a DEED for and on behalf	)
of FBB-FIRST BUSINESS BANK S.A.	)

by /s/ Mr. Nikolaos Vougioukas	)
)
its duly authorised Attorney-in-fact,	)	/s/ Nikolaos Vougioukas

in the presence of:	)	Attorney-in-fact

Witness:
Name:	Maria C. Galanopoulou
Address:	13, Defteras Merarchias street, Piraeus, Greece
Occupation:	Attorney-at-law